2004 Executive Stock Incentive Plan
Performance-Based Restricted Stock Unit Award
One-Year Performance Period

Reynolds and Reynolds (Canada) Limited (the “Company”), hereby awards to Recipient this Performance-Based Restricted Stock Unit (the “Unit”) effective as of the Award Date. This award is subject to all of the terms and conditions of this Unit and The Reynolds and Reynolds Company 2004 Executive Stock Incentive Plan (the “Plan”). Unless otherwise specified, capitalized terms shall have the meanings specified in the Plan. The terms and conditions of the Plan are incorporated by reference and govern except to the extent that this Unit provides otherwise.

Recipient Name:

Award Date:

Vest Date:

Award Number:

Award Shares:

Shares of The Reynolds and Reynolds Company (“Award Shares”) subject to current Performance-Based Restricted Stock Unit (“Current Units”)

Future

Award Shares:

Shares of The Reynolds and Reynolds Company (“Future Award Shares”) subject to future Performance-Based Restricted Stock Unit (“Future Units”)

By accepting this Unit, Recipient acknowledges receipt of a copy of the Plan. Recipient represents that Recipient has read and understands the terms of the Plan and this Unit, and accepts this Unit subject to all such terms and conditions. Recipient also acknowledges that he or she should consult a tax advisor regarding the tax aspects of this Unit and that Recipient is not relying on the Company for any opinion or advice as to personal tax implications of this Unit award.

For all purposes of this Unit award, the Performance Period shall mean the one (1) year period beginning on October 1, 2005 and ending on September 30, 2006.

Recipient acknowledges that the Award Shares and Future Award Shares are subject to tax and that the number of Award Shares and Future Award Shares actually received by Recipient will be reduced on account of the Recipient’s tax liability.

IN WITNESS WHEREOF, this Unit has been executed by the Company to be effective as of the Award Date specified hereon.

REYNOLDS AND REYNOLDS (CANADA) LIMITED

By: Finbarr J. O’Neill

Terms and Conditions

1.	Terms and Provisions of Performance-Based Restricted Stock Unit. Under the authority of the Plan, as of the Award Date, the Company has awarded to the Recipient the Unit, which represents a contingent entitlement of the Recipient to receive the Award Shares and Future Award Shares subject to the following conditions:

a. Award of Units Subject to Performance.

i.	Service for Entire Performance Period. If the Recipient remains employed by The Reynolds and Reynolds Company and/or a Subsidiary through the Vest Date, then, as of the Vest Date, a percentage of the Current Units that is determined based upon the Revenue Growth of The Reynolds and Reynolds Company during the Performance Period (as described herein) shall vest, and the Recipient shall be entitled to receive such Current Units. Any Current Units awarded pursuant to this subsection that do not vest shall be forfeited and returned to the Company.

ii.	Performance Criteria. If for the Performance Period, the Revenue Growth of The Reynolds and Reynolds Company expressed as a percentage of increase of revenues (the “Revenue Growth Percent”) is at or below 0.0%, then none of the Current Units will vest and all shall be forfeited. If the Revenue Growth Percent is above 0.0%, then the number of Current Units earned by Recipient will be equal to the product of (a) the Revenue Growth Percent (rounded to the nearest hundredth of a percent) multiplied by (b) 100, with the resulting product multiplied by (c) the number of Current Units, up to a maximum payout of 100% of the Current Units when the Revenue Growth Percent is at or above 1.0%.

The foregoing is illustrated by the following example: Assume that for the Performance Period, the Revenue Growth Percent of The Reynolds and Reynolds Company is 0.75%. In such circumstance, the Recipient would be entitled to receive an amount equal to 75.0% of the Current Units (as provided below) and the remaining Current Units will be thereupon forfeited:

1.	Revenue Growth Percent at 0.75% x 100 = 75.0%

iii.	Intervening Qualifying Events. If the Recipient ceases to be employed by The Reynolds and Reynolds Company and/or a Subsidiary prior to the Vest Date because of a Qualifying Event, then, as of the date on which the Qualifying Event occurs, the Recipient shall be entitled to receive the number of Current Units based upon a payout that is determined by using the same formula described in the preceding section, but determining the Revenue Growth Percent of The Reynolds and Reynolds Company using The Reynolds and Reynolds Company’s most recently available quarterly results.

The foregoing is illustrated by the following example: Assume that six months into the Performance Period the Recipient dies. On the date of Recipient’s death, assume that the most recently published quarterly financial statements for The Reynolds and Reynolds Company provide its Revenue Growth Percent at 0.90%. Based on these assumptions, the Recipient’s estate will be entitled to receive ninety percent (90.0%) of the Current Units determined as follows:

1.	Revenue Growth Percent at 0.90% x 100 = 90.0%

iv.	Other Termination of Employment. If the Recipient ceases to be employed by The Reynolds and Reynolds Company and/or a Subsidiary prior to the Vest Date for any reason other than a Qualifying Event, then, as of the date on which the Recipient’s employment terminates, all Current Units shall thereupon be forfeited and returned to the Company.

b.	Future Award of Units Subject to Performance. Following the end of the Performance Period, the Recipient may be awarded Future Units as additional Performance-Based Restricted Stock Units in accordance with the following terms and provisions:

i.	Service. If the Recipient remains employed by The Reynolds and Reynolds Company and/or a Subsidiary through the Vest Date, then as of the Vest Date, the Recipient may be issued Future Units as additional Performance-Based Restricted Stock Units determined based upon the Revenue Growth of The Reynolds and Reynolds Company during the Performance Period as described in herein.

ii.	Performance Criteria. If the Revenue Growth Percent is at or below 1.0%, then none of the Future Units will be issued. If the Revenue Growth Percent is above 1.0%, then the number of Future Units earned by, and to be issued to, the Recipient will be equal to the product of (a) the Revenue Growth Percent (rounded to the nearest hundredth of a percent) less (b) 1.0%, with the result multiplied by (c) 33.33, with the resulting product (rounded to the nearest hundredth of a percent) multiplied by (d) the number of Future Units, up to a maximum payout of 100% of the Future Units when the Growth Revenue Percent is at or above 4.0%. The foregoing is illustrated by the following example: Assume that for the Performance Period, the Revenue Growth Percent of The Reynolds and Reynolds Company is 2.7%. In such circumstance, the Recipient would be entitled to receive 55.66% of the Future Units determined as follows:

1.	Revenue Growth Percent (2.7%) – 1.0% = 1.7%

2.	1.7% x 33.33 = 56.6610%

3.	56.6610% rounded to the nearest hundredth of a percent = 56.66%

iii.	Termination of Employment within Performance Period. If the Recipient ceases to be employed by The Reynolds and Reynolds Company and/or a Subsidiary during the Performance Period for any reason (including by reason of a Qualifying Event with respect to such Recipient), then the Recipient shall not be issued, or be entitled to receive, any Future Units.

c.	Voting, Dividend and Other Rights, Restrictions and Limitations. Except as otherwise provided in this Unit, the terms of the Plan shall control as to voting, dividends and other rights, restrictions and limitations. Recipient will not be entitled to voting rights, but will receive a cash payment equivalent to any declared dividend on the common stock of The Reynolds and Reynolds Company.

2.	Tax Consequences. Upon exchange of the Current Units and Future Units for Award Shares and Future Award Shares, respectively, the full fair market value of the Award Shares and Future Award Shares will be reported by the Company as employment income to the Recipient. The Company will withhold tax and other amounts required by law to be withheld in respect of this income. Such withholding will reduce the number of Award Shares and Future Award Shares received by the Recipient. Recipients should consult a tax advisor with respect to the tax treatment of holding and disposing of Award Shares and Future Award Shares.

3.	Interpretation. Any dispute regarding the interpretation of this Unit shall be submitted to the Board or the Committee, which shall review such dispute in accordance with the Plan. The resolution of such a dispute by the Board or Committee shall be final and binding on the Company and Recipient.

4.	Certain Definitions. For purposes of this Unit, the term “Revenue Growth” as to The Reynolds and Reynolds Company means the cumulative annual revenue growth for The Reynolds and Reynolds Company during the Performance Period as determined by The Reynolds and Reynolds Company’s accountants or other advisors in good faith in their sole and absolute discretion consistent with the methodology used in computing revenue growth for companies included in the Standard & Poor’s MidCap 400 Index or if the Index is discontinued, such other index as the Board or Committee shall specify. In calculating Revenue Growth, The Reynolds and Reynolds Company’s accountants and other advisors shall exclude from such calculation revenues earned during the Performance Period as a result of The Reynolds and Reynolds Company’s mergers, acquisitions, joint ventures, and other business combinations or, as determined in the discretion of the Board or Committee, other extraordinary transactions.

5.	Entire Agreement and Other Matters. The Plan is incorporated herein by this reference. This Unit and the Plan constitute the entire agreement of the parties hereto. This Unit and all rights and awards hereunder are void ab initio unless the Recipient agrees to be bound by all terms and provisions of this Unit and the Plan.

6.	Fractional Units. If any calculation of Units to be awarded, forfeited or released from restrictions or limitations would result in a fraction, any fraction of 0.5 or greater will be rounded to one, and any fraction of less than 0.5 will be rounded to zero.